Exhibit 8.2

SEA LIMITED	Private and Confidential
1 Fusionopolis Place #17-10 Galaxis Singapore 138522

SENDER’S REF	RECIPIENT’S REF	DATE	PAGE
TQY/332155/00016	-	22 September 2017	1/3

Re: Offering of American Depositary Shares Representing Class A Ordinary Shares of Sea Limited

Dear Sirs,

1.	INTRODUCTION

We have acted as Singapore legal counsel to Sea Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of American depositary shares (the “ADSs”), each ADS representing certain number of Class A ordinary shares of the Company, by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange.

2.	Assumptions

In rendering this opinion, we have assumed without independent investigation that (the “Assumptions”):

(a)	all factual information stated or given in the Registration Statement is true and accurate, and properly reflect the intention of the parties, and all opinions expressed therein (other than the opinions with respect to Singapore laws which are covered under this opinion) are bona fide and honestly held and were reached after due consideration; in particular but without limitation, we have not concerned ourselves with confirming any representations or warranties of the Company in the Registration Statement (if any) and we have not been responsible for investigating or verifying the correctness of any facts contained therein;

(b)	there are no documents or information other than those disclosed to us, which relate to any of the matters on which we are opining; and

(c)	all factual information provided to us by the Company and/or its representatives in respect to matters opined on herein is true and correct.

RAJAH & TANN SINGAPORE LLP

9 Battery Road #25-01, Singapore 049910  T +65 6535 3600  F +65 6225 9630  www.rajahtannasia.com

We are registered in Singapore with limited liability (UEN T08LL0005E). We do not accept service of court documents by fax.

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3.	Opinions

Subject to the Assumptions and the Qualifications, we are of the opinion that:

(a)	The statements set forth in the Registration Statement under the captions “Risk Factors”, “Dividend Policy”, “Enforceability of Civil Liabilities”, and “Regulation”, in each case insofar as such statements purport to describe or summarize the Singapore legal matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarize in all material respects the Singapore legal matters stated therein as at the date hereof. The disclosures containing our opinions in the Registration Statement under the captions “Enforceability of Civil Liabilities” and “Regulation” constitute our opinions.

(b)	The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statement of Singapore tax laws, are true and accurate in all material respects and that such statements constitute our opinion.

4.	Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(a)	we have made no investigations into, and do not express or imply any views on, the laws of any country other than Singapore or on any non-legal regulation or standard such as but not limited to accounting, financial or technical rules or standards; and

(b)	Singapore legal concepts are expressed in English terms; however, the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions. This opinion may, therefore, only be relied upon the express condition that any issues of the interpretation or liability arising hereunder will be governed by Singapore laws.

For the avoidance of doubt, we do not assume responsibility for updating this opinion as of any date subsequent to the date of this opinion, and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date of this opinion or from the discovery subsequent to the date of this opinion of information not previously known to us pertaining to the events occurring on or prior to the date of this opinion. This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

This opinion is limited to the laws of Singapore. We have made no investigation of, and express no opinion as to, the laws of any jurisdiction outside Singapore, and in particular, we give no advice regarding the application or content of the federal law of the United States or the laws of any state within the United States.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is given for the sole benefit of the persons to whom the opinion is addressed. Except for the purposes of filing this opinion with the Commission as an exhibit to the Registration Statement or otherwise related to the Offering, this opinion shall not be (i) transmitted to, or relied upon by, any other person or used for any other purpose, (ii) quoted or referred to in any public document or filed with any governmental body or agency or stock or other exchange or with any other person, or (iii) disclosed to any other person, without our prior written consent.

Yours faithfully

/s/ Rajah & Tann Singapore LLP

RAJAH & TANN SINGAPORE LLP